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FORM 4                                                     OMB APPROVAL
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[ ] CHECK THIS BOX IF NO                            OMB Number:       3235-0287
    LONGER SUBJECT TO                               Expires: September 30, 1998
    SECTION 16. FORM 4                              Estimated average burden
    OR FORM 5 OBLIGATIONS                           hours per response.... 0.5
    MAY CONTINUE. SEE                               --------------------------
    INSTRUCTION 1(b).

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    Serrano          Elijio         V.            EGL, Inc. (EAGL)                              to Issuer (Check all applicable)
--------------------------------------------  ---------------------------------------------      X  Director          10% Owner
    (Last)          (First)        (Middle)    3. IRS or Social Security  4. Statement for      ---               ---
                                                  Number of Reporting        Month/Year          X  Officer           Other
    15350 Vickery Drive                           Person (Voluntary)         August 2001        --- (give title   --- (specify
--------------------------------------------                             ------------------          below)            below)
                 (Street)                                                 5. If Amendment,
    Houston         Texas            77032                                   Date of            Chief Financial Officer
--------------------------------------------  -------------------------      Original        --------------------------------------
    (City)           (State)         (Zip)                                   (Month/Year)     7. Individual or Joint/Group Filing
                                                                             August 2001         (Check Applicable Line)
                                                                         ------------------       X  Form filed by One Reporting
                                                                                                 --- Person
                                                                                                     Form filed by More than One
                                                                                                 --- Reporting Person

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                           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security       2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Ownership     7. Nature of
    (Instr. 3)                 action      tion         or Disposed of (D)           curities Benefi-    Form:            Indirect
                               Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Direct           Benefi-
                                           (Instr. 8)                                End of Month        (D) or           cial
                               (Month/                                               (Instr. 3 and 4)    Indirect         Ownership
                               Day/     ----------------------------------------                         (I)(Instr. 4)    (Instr. 4)
                               Year)       Code    V     Amount  (A) or   Price
                                                                 (D)
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 Common Stock                  08/01/01    A(1)    V        730     A     14.841
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 Common Stock                  08/21/01    P              3,000     A     13.59
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 Common Stock                  08/23/01    P             11,300     A     13.9723         15,127              D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (7-96)


(1) Acquisition Under EGL Employee Stock Purchase Plan exempt under Rule 16b-3(c)

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
FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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Explanation of Responses:


                                                                                        /s/ Elijio V. Serrano             09-05-01
Intentional misstatements or omissions of facts constitute Federal Criminal Violations. -------------------------------  -----------
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                               **Signature of Reporting Person      Date


Note: File three copies of this Form, one of which must be manually signed.                                                  Page 2
      If space is insufficient, see Instruction 6 for procedure.                                                     SEC 1474 (7-96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
